Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

RingCentral International, Inc.	Delaware

RCLEC, Inc.	Delaware

RCVA, Inc.	Virginia

Connect First, Inc.	Delaware

RingCentral Florida, LLC	Florida

RingCentral Canada Inc.	Canada

RingCentral Brasil Soluces EM TI LTDA	Brazil

RingCentral UK LTD	United Kingdom

RingCentral CH GmbH	Switzerland

RingCentral B.V.	Netherlands

RingCentral Ireland Ltd.	Ireland

RingCentral Espana SL	Spain

RingCentral Italy, SrL	Italy

Dimelo, SA	France

RingCentral Hong Kong Limited	Hong Kong

RingCentral Xiamen Software Co., Ltd.	China

RingCentral Singapore Pte. Ltd.	Singapore

RingCentral Australia Pty Ltd	Australia

RingCentral Japan K.K.	Japan

RingCentral Korea Ltd.	South Korea